Exhibit 3.2

ZEBRAFISH MERGER SUB II, LLC

a Delaware limited liability company

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

September 16, 2022

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT, dated as of September 16, 2022 (this “Agreement”), of Zebrafish Merger Sub II, LLC, a Delaware limited liability company (the “Company”), is entered into between Rocket Pharmaceuticals, Inc. (the “Member”) and the Company.

WHEREAS, the Member is entering into this Agreement for the purpose of governing the affairs of, and the conduct of the business of, a limited liability company formed pursuant to the provisions of the Delaware Limited Liability Company Act, codified in Title 6 of the Delaware Code Annotated, Section 18-101, et seq., as the same may be amended from time to time (the “Delaware Act”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member and the Company agree as set forth below.

1.	Definitions. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings ascribed to them below.

“Agreement” shall have the meaning ascribed to it the Preamble.

“Authorized Person” shall have the meaning ascribed to it in Section 8(b).

“Code” shall have the meaning ascribed to it in Section 10.

“Company” shall have the meaning ascribed to it in the Preamble.

“Company’s Certificate” shall mean the Company’s certificate of formation, filed in the State of Delaware.

“Delaware Act” shall have the meaning ascribed to it in the Preamble.

“Member” shall have the meaning ascribed to it in the Preamble.

“Membership Interest” shall have the meaning ascribed to it in Section 7.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Regulations” shall have the meaning ascribed to it in Section 10.

2.	Name. The name of the Company shall be Zebrafish Merger Sub II, LLC, or such other name as the Member may from time to time hereafter designate.

3.

Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

4.	Offices.

(a) The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

(b) The name and address of the registered agent of the Company for service of process on the Partnership in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, 19808.

5.

Term. The Company shall commence on the date of the filing of the Company’s Certificate and shall have perpetual existence, unless dissolved and terminated in accordance with the provisions of this Agreement or applicable law.

6.

Member. The mailing address of the Member is set forth on Schedule A attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

7.	Membership Interests. The Member shall own 100% of the membership interests in the Company (the “Membership Interest”), as set forth on Schedule A.

8.	Management of the Company.

a) The Company is managed by the Member, who has the authority to exercise all of the powers and privileges granted by the Delaware Act or any other law; provided, however, that the Member may designate one or more officers who shall have the authority to bind the Company.

b) The Member hereby ratifies, confirms and approves any and all actions taken by John Militello, Gaurav Shah or Martin Wilson as authorized persons within the meaning of the Delaware Act (an “Authorized Person”), including, without limitation, the execution and filing on September 18, 2022 of the Company’s Certificate with the Secretary of State of the State of Delaware for the purpose of forming the Company.

c) The Member may appoint officers of the LLC at any time. The officers may include a chief executive officer, chief financial officer, president, vice president, one or more vice presidents, secretary, treasurer and such other officers as the Member determines to be appropriate.

d) Except as otherwise provided by the Member, any officer of the Conpany or any other Person specifically authorized by the Member, including the Authorized Person, may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Company’s Certificate, one or more restated certificates to replace the Company’s Certificate as necessary, certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, or as otherwise provided in the Delaware Act, a certificate of cancellation canceling the Company’s Certificate.

9.

Capital Contribution. The Member may, in its sole discretion, make capital contributions to the Company from time to time. Any and all capital contributions to the Company may be made by the Member in the form of cash or other assets.

10.

Allocation of Profits and Losses. The profits and losses of the Company shall be allocated to the Member in accordance with its Membership Interest. As used herein, “profits” and “losses” shall mean the Company’s net book income and net book loss computed in accordance with applicable regulations promulgated by the Department of the Treasury (the “Regulations”) pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and otherwise as computed for federal income tax purposes.

11.	Distributions. Distributions to the Member of cash or other assets of the Company shall be made at such times and in such amounts as determined by the Member.

12.

Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

13.	Dissolution.

a) Subject to the provisions of Section 13(b), the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(i)	the determination of the Member to dissolve the Company; or

(ii)	the withdrawal of the Member or the occurrence of any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

b) Upon dissolution of the Company, the Company’s affairs shall be promptly wound up. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

14.	Administrative Matters. Unless otherwise determined by the Member, the fiscal year of the Company shall be the calendar year.

a) Unless otherwise determined by the Member, interests in the Company shall be uncertificated.

b) The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.

15.

Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member; provided, that no such consent shall be required to effectuate the addition of any lender to the Company as an additional member pursuant to the exercise by such lender of its rights under any pledge or security agreement between such lender and the Member. If the Company subsequently has more than one Member, then all references in this Agreement to the singular “Member” will refer to all of the Members of the Company, and any matter requiring the consent of the “Member” under this Agreement will require the consent of the Members holding a majority of the Membership Interests.

16.	Limitation on Liability; Indemnification.

a) No Member, officer or Authorized Person shall be liable to the Company or any other future member of the Company for any expenses, damages or losses with respect to any matter that is or is claimed to be a matter related to its duties to the Company or any related entity or the performance of (or failure to perform) duties for the Company, any of its subsidiaries or other related entity, or any other activities related to the Company or its business other than those expenses, damages or losses directly attributable to the Member’s (a) failure to act in good faith or from its actions in a manner it believed to be opposed to the best interests of the Company, in each case where action was taken, or if action was not taken, where such omission to act was made not in good faith or was believed to be opposed to the best interests of the Company, (b) gross negligence or willful malfeasance, (c) knowing or reckless violation of any material law or (d) material and either knowing or reckless breach of this Agreement.

b) The Company shall, to the fullest extent authorized by the Delaware Act, indemnify and hold harmless the Member and Authorized Person from and against any and all claims and demands arising by reason of the fact that such person is, or was, a Member or Authorized Person of the Company.

17.

Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

18.	Entire Agreement; Amendment.

a) This Agreement and the other writings referred to herein contain the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

b) Except as otherwise provided in this Agreement or the Delaware Act, this Agreement may be amended only by the written consent of the Member to such effect.

19.

Assignments. The Member may sell, transfer, pledge, convey or otherwise dispose of its interest herein. If the Member transfers all or part of its membership interest in the Company pursuant to this Section 19, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the Member shall cease to be a member of the Company, except where only a part of its membership interest shall have been assigned, in which event it shall remain as a member.

20.	Governing Law; Jurisdiction.

a) The law of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the Company and the limited liability of any managers, the Member and other owners.

b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the Court of Chancery of the State of Delaware, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

ZEBRAFISH MERGER SUB II, LLC

By:	/s/ Gaurav Shah
Name:	Gaurav Shah
Title:	Authorized Person

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Gaurav Shah
Name:	Gaurav Shah
Title:	Chief Executive Officer

[Operating Agreement of Zebrafish Merger Sub II, LLC]

SCHEDULE A

Member

Name	Mailing Address	Membership Interest
Rocket Pharmaceuticals, Inc.	9 Cedarbrook Drive Cranbury, New Jersey 08512	100%